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Exhibit 10.8

FIRST AMENDMENT
TO AMENDED AND EXTENDED
EMPLOYMENT AGREEMENT

        This First Amendment (this "Amendment") to the Amended and Extended Employment Agreement dated as of July 1, 2002 (the "Employment Agreement") by and between Cendant Corporation (the "Company") and Henry R. Silverman (the "Executive") is hereby entered into by and among the Company, the Executive, the Trustee of the Henry R. Silverman 1999 Insurance Trust (the "1999 Trust") and the Trustee of the Henry R. Silverman 2000 Insurance Trust (the "2000 Trust" and, collectively with the 1999 Trust, the "Trusts") and shall become effective this 28th day of July, 2003.

        WHEREAS, the Company and the Executive entered into the Employment Agreement; and

        WHEREAS, the Company and the Executive, as well as the Trustee of the 1999 Trust, entered into a Split Dollar Agreement dated as of August 23, 2000 (the "1999 Split Dollar Agreement"); and

        WHEREAS, the Company and the Executive, as well as the Trustee of the 2000 Trust, entered into a Split Dollar Agreement dated as of August 23, 2000 (the "2000 Split Dollar Agreement" and, collectively with the 1999 Split Dollar Agreement, the "Split Dollar Agreements"); and

        WHEREAS, as collateral security for the liability of the Trusts to the Company under the Split Dollar Agreements, the Trustee of the Trusts executed a limited collateral assignment in connection with each of the Split Dollar Agreements (the "Limited Collateral Assignments"); and

        WHEREAS, the Employment Agreement provides that the Company shall maintain for the Executive's life term life insurance in the aggregate face amount of $100 million pursuant to which the Executive shall have the right to name the beneficiaries (the "Insurance Entitlement"); and

        WHEREAS, the Company and the Executive have agreed that the Company shall have the right to provide the insurance benefits contemplated under the Split Dollar Agreements in lieu of providing the Insurance Entitlement; and

        WHEREAS, the Company, the Executive and the Trusts have agreed that, in light of, among other things, the passage of the Sarbanes-Oxley Act of 2002, it would be in the mutual best interests of the Company, the Executive and the Trusts to terminate the Company's obligations pursuant to the Insurance Entitlement, amend and restate the Split Dollar Agreements, and provide the Executive with a life insurance benefit in the manner described in this Amendment.

        NOW, THEREFORE, in consideration of the foregoing and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to the terms and conditions set forth below.

        1.    Amendment and Restatement of Split Dollar Agreements.    Contemporaneously with the execution of this Amendment, the 1999 Split Dollar Agreement and the 2000 Split Dollar Agreement shall each be amended and restated to conform to the provisions of this Amendment, and, except as otherwise provided in paragraph 2 of this Amendment, the provisions of the Split Dollar Agreements and the Limited Collateral Assignments, including, without limitation the Policies (as respectively defined in each of the Split Dollar Agreements), shall, with respect to all Policies that have not been terminated as provided for herein, continue in full force and effect until all of the New Policies and Key Man Insurance described herein are implemented and the full life insurance protection described herein to be provided under the New Policies and the Key Man Insurance is in full force and effect (the "Implementation Date").

        2.    Termination of the Policies.    Upon the Company's acquisition of a New Policy described in paragraph 4A of this Amendment and the endorsement of the death benefit of such New Policy to the Trusts in the manner set forth in paragraph 4A of this Amendment, the Trusts shall contemporaneously therewith terminate for its/their cash surrender value one or more of the Policies (as respectively defined in each of the Split Dollar Agreements) with an aggregate face amount equal to the face amount of such New Policy; provided, however, that prior to the Company's acquisition of the Key Man Insurance described in paragraph 4A of this Amendment, the Trusts shall keep in full force one or more Policies with an aggregate face amount equal to the sum of (i) the aggregate premiums payable by the Company on the first year's insurance coverage on the New Policies and (ii) the "Advances" (as such term is defined in the Split-Dollar Agreements) with respect to such one or more Policies that are being kept in force pursuant to this proviso. Upon receipt of the cash surrender value under any such terminated Policy or Policies, the Trusts shall immediately thereafter transfer all cash surrender value under such terminated Policy or Policies to the Company for its sole and exclusive benefit. Upon the termination of any such Policy, such terminated Policy shall thereafter not be subject to the terms and conditions of the Split Dollar Agreements, and the Limited Collateral Assignment with respect to such terminated Policy shall terminate. The parties hereby agree to cooperate (including by executing appropriate documents) to implement the matters contemplated in this paragraph 2.

        3.    Termination of the Insurance Entitlement.    Section 4(g) of the Employment Agreement is hereby deleted and of no further force or effect effective as of the Implementation Date. The Executive hereby acknowledges and agrees that the obligations of the Company as set forth in this Amendment constitute the sole and exclusive obligations of the Company with respect to life insurance coverage for the benefit of the Executive (other than group life insurance).

        4A.    Acquisition of New Insurance; Endorsement.    As promptly as practicable after the execution of this Amendment, the Company shall acquire one or more life insurance policies on the life of the Executive with an aggregate face amount of $100 million (individually a "New Policy" and collectively the "New Policies"). The New Policies shall be underwritten by one or more insurance companies reasonably acceptable to both the Company and the Trusts and shall otherwise in all respects be reasonably acceptable to both the Company and the Trusts. The Trusts hereby consent to the Company's acquisition of the New Policies and agree to take all reasonable actions, including executing such appropriate documents, in each case as necessary to facilitate the acquisition of the New Policies. The Company shall promptly endorse to the Trusts $100,000,000 of life insurance under the New Policies and the sole and exclusive right to name the beneficiary with respect to the $100,000,000 of life insurance under the New Policies (the "Endorsements"). The Endorsements shall be substantially in the form attached hereto as Exhibit A1. As promptly as practicable after the execution of this Amendment, the Company shall also acquire one or more life insurance policies on the life of the Executive with an aggregate face amount of $37.5 million (the "Key Man Insurance"). The Company shall at all times remain the beneficiary of the Key Man Insurance; provided, however, that each and every time the Company pays a premium on the New Policies and/or the Key Man Insurance, the Company shall promptly endorse to the Trusts (i) an additional death benefit under the Key Man Insurance equal to the sum of (a) the amount of such premium paid by the Company on the New Policies, and (b) the amount of such premium paid by the Company on the death benefit under the Key Man Insurance then being endorsed to the Trusts under clause (a) above; and (ii) the sole and exclusive right to name the beneficiary with respect to the amount of the death benefit under the Key Man Insurance endorsed to the Trusts under clause (i) above. Such endorsement with respect to the Key Man Insurance shall be substantially in the form attached hereto as Exhibit A2.

        4B.    Allocation of Life Insurance Endorsed to Trusts.    Notwithstanding any provision in this Agreement to the contrary, any life insurance under the New Policies and the Key Man Insurance that is directed to be endorsed to the Trusts under this Agreement shall be allocated as follows: (i) seventy-five percent (75%) of such life insurance shall be endorsed to the 1999 Trust and the 1999 Trust shall have the sole and exclusive right to name the beneficiary with respect to seventy-five percent (75%) of such life insurance, and (ii) twenty-five percent (25%) of such life insurance shall be endorsed to the 2000 Trust and the 2000 Trust shall have the sole and exclusive right to name the beneficiary with respect to twenty-five percent (25%) of such life insurance.

        5A.    Premium Payments—Prior to Purchase Election.    The Company shall at all times be solely responsible for making all premium payments in respect of the Key Man Insurance; provided, however, that the Company shall have the right in its sole discretion to terminate the Key Man Insurance following the exercise of the Purchase Election (as defined in paragraph 6 below) with respect to all (but not less than all) of the New Policies. At all times prior to the exercise of the Purchase Election with respect to all (but not less than all) of the New Policies: (i) the Trusts shall be responsible for contributing a portion of all premium payments, on a timely basis, into the New Policies with respect to which a Purchase Election has not been made in an amount equal to the Economic Benefit (as defined below) to the Executive in respect of the New Policies with respect to which a Purchase Election has not been made; (ii) the Company shall be responsible for making the Required Premium Payments (as defined below), on a timely basis, into the New Policies with respect to which a Purchase Election has not been made; and (iii) after giving effect to clauses (i) and (ii), in the event the premium payments under the New Policies are not paid in full (or not paid to the extent necessary to maintain the full face amount), any remaining premium payments shall be payable by the Trusts at their sole option. At any time following the exercise of the Purchase Election with respect to all (but not less than all) of the New Policies, the Company shall have the right in its sole discretion to terminate the Key Man Insurance. For purposes of this paragraph 5A, (i) Economic Benefit shall mean an amount equal to the annual cost of current life insurance protection on the life of the Executive with a death benefit of $100,000,000 reduced by an amount equal to the aggregate death benefit of any New Policies with respect to which a Purchase Election has been made, measured by the lower of the Table 2001 rate (as originally published in Internal Revenue Service Notice 2001-10) or the applicable insurance company's current published premium rate for annually renewable term insurance for standard risks, and (ii) Required Premium Payments shall mean the payments set forth on Exhibit B hereto taking into account the footnotes thereon.

        5B.    Effect of the Executive's Death—Prior to Purchase Election.    If the Executive dies prior to the Purchase Election with respect to all (but not less than all) of the New Policies, the Company will receive from the death benefits payable by the insurance company or companies that issued the New Policies with respect to which a Purchase Election has not been made the greater of (i) total amount of premiums paid on the New Policies with respect to which a Purchase Election has not been made or (ii) the cash surrender value of the New Policies with respect to which a Purchase Election has not been made.

        5C.    Effect of Reduction in Face Amount of Insurance.    The parties agree that the Trusts shall have the right to reduce the aggregate face amount of insurance coverage in respect of any New Policy at any time. In the event that the Trusts determine to reduce the aggregate face amount of insurance coverage in respect of any New Policy, then there shall be an equal percentage reduction to both the Required Premium Payments applicable to that New Policy, and the amounts required to be paid by the Trusts in respect of such New Policy pursuant to paragraph 5A(i) above in respect of the Economic Benefit.

        6.    Purchase Election.    At any time, and from time to time, each Trust shall have the right to purchase any or all of the New Policies allocated to such Trust pursuant to paragraph 4B above (the "Purchase Election") by making a payment to the Company equal to the aggregate cash surrender value (as of the purchase date) of the policy or policies being purchased (the "Exercise Price"). In connection with any such exercise, the Company shall make a cash bonus payment to the Executive equal to the Exercise Price. In the event that the Purchase Election is exercised during any calendar year with respect to a New Policy, all premium payments (including Required Premium Payments) in respect of any such New Policy shall thereafter be the sole and exclusive responsibility of the Trust that exercised the Purchase Election with respect to such New Policy. As of the date any New Policy is purchased in full, the Endorsement with respect to such New Policy shall terminate and such New Policy shall thereafter not be subject to the terms and conditions of the Split-Dollar Agreements, as amended and restated in accordance with paragraph 1 of this Amendment. As of the date any New Policy is purchased in part, the amount of life insurance required to be endorsed to the Trusts under paragraph 4A of this Amendment shall be reduced by the face amount of death benefits with respect to New Policies that are purchased by the Trusts.

        7A.    Post-Exercise Bonus Program.    Following the exercise of the Purchase Election, the Company shall have no further obligations to make the Required Premium Payments or any other payments in respect of any New Policy in respect of which the Purchase Election was made. All premium payments (including Required Premium Payments) in respect of any such New Policy shall thereafter be the sole and exclusive responsibility of the Trusts. Following the exercise of any such Purchase Election, the Company shall make a cash bonus payment (the "Cash Bonus Payment") to the Executive on an annual basis in an amount equal to the premium payments made by the Trusts during such year in respect of the New Policy in respect of which the Purchase Election was made, including, if applicable, a pro rata Cash Bonus Payment in respect of the partial calendar year after which the Purchase Election is exercised (the "Annual Bonus Program"). The Cash Bonus Payment amounts under the Annual Bonus Program are set forth on Exhibit C hereto, assuming that the Purchase Election has been exercised with respect to all New Policies. To the extent the Purchase Election has been exercised with respect to some, but not all, of the New Policies, Cash Bonus Payments under the Annual Bonus Program shall equal the amounts reflected in the footnotes to Exhibit C for the New Policies with respect to which a Purchase Election has been made in full and shall be prorated for the New Policies with respect to which a Purchase Election has been made in part based on a fraction the numerator of which is the face amount purchased by the Trusts of the New Policies with respect to which the Purchase Election has been exercised in part, and the denominator of which is the aggregate face amount of the New Policies with respect to which a purchase election has been made in part. At the time of each Cash Bonus Payment under the Annual Bonus Program, the Company shall make an additional payment (the "Bonus Reimbursement Payment") to the Executive in an amount equal to the sum of (i) the income taxes imposed upon the Cash Bonus Payment, (ii) the gift taxes that would be imposed assuming the Executive gifted to the Trusts an amount equal to the Cash Bonus Payment, and (iii) an additional amount such that, after imposition of income taxes on the payments made pursuant to clauses (i) and (ii) above, as well as on the payments described in this clause (iii), the Executive retains an amount equal to the aggregate payments determined under clauses (i) and (ii) above. For purposes of determining the Bonus Reimbursement Payment, the Executive shall be deemed to (i) pay Federal income and gift taxes at the Executive's highest applicable marginal rate of Federal income and gift taxation, as applicable, for the calendar year in which the Bonus Reimbursement Payment is to be made and (ii) pay any applicable state and local income and gift taxes at the Executive's highest applicable marginal rate of income and gift taxation, as applicable, for the calendar year in which the Bonus Reimbursement Payment is to be made, net of the maximum reduction in Federal income or gift taxes, as applicable, which could be obtained from deduction of such state and local income or gift taxes, as applicable, if paid in such year. All payments pursuant to this paragraph 7A shall be treated as cash compensation paid by the Company to the Executive for tax purposes. All payments (other than any payments accrued but unpaid prior to the Executive's death) pursuant to this paragraph 7A shall cease upon the Executive's death.

        7B.    Effect of New Policy Investments.    The parties acknowledge and agree that the estimated amounts to be paid pursuant to the Annual Bonus Program, as set forth on Exhibit C hereto, were determined based upon an assumed rate of return on the underlying investments in respect of each New Policy (the "Assumed Rate"). Accordingly, notwithstanding paragraph 7A and Exhibit C to the contrary, (i) in the event that any New Policy experiences investment returns in excess of its Assumed Rate, any resulting decrease in the premium payments shall result in a corresponding decrease in payments by the Company under the Annual Bonus Program, and (ii) in the event that any New Policy experiences investment returns below its Assumed Rate, any resulting increase in the premium payments shall result in a corresponding increase in payments by the Company under the Annual

Bonus Program; provided, however, that in no event shall the Company bear responsibility for increased payments under the Annual Bonus Program to the extent such increases are a result of investment returns below the guaranteed rate in effect with respect to any New Policy or any insurance company default under any New Policy.

        8.    Termination.    The obligations of the parties pursuant to this Amendment shall remain in full force and effect notwithstanding the termination of the Employment Agreement for any reason or the termination of the Executive's employment with the Company for any reason; provided, however, that the Company's obligation pursuant to this Amendment shall fully and immediately terminate upon the earliest of (i) the Executive's death (except to assure that the appropriate death benefits under the New Policies with respect to which a Purchase Election has not been made are paid) or (ii) the Executive's termination for Cause (as defined in the Employment Agreement").

        9.    Rights.    Except as contemplated hereby, neither the Company nor the Trusts shall have the right to assign or convey any right or interest in any New Policy without the written consent of the other party. Neither the Company nor either of the Trusts shall have the right to take a loan against any New Policy without the written consent of the other party. Any and all dividends or distributions credited to any New Policy, and any and all interest and earnings in excess of expected and budgeted interest and earnings credited to any New Policy, shall be used for the exclusive purpose of reducing the Required Premium Payments and/or payments under the Annual Bonus Program for the exclusive benefit of the Company.

        10.    Integration.    This Amendment shall be deemed for all purposes as an amendment to the Employment Agreement, and any all interpretations of any provision of this Amendment shall be construed in accordance with, and any and all disputes arising hereunder shall be resolved in accordance with, the applicable provisions of the Employment Agreement.

        11.    Final Split-Dollar Regulations.    In the event that final United States Treasury regulations relating to split-dollar life insurance arrangements are published in the Federal Register prior to the Implementation Date, then, within 30 days of the date that such final regulations are published in the Federal Register, the Trusts (acting jointly) may terminate this Amendment and the Split Dollar Agreements by written notice to the Company. In the event of any such termination, the provisions of this Amendment shall thereafter be null and void, and the parties agree to use reasonable efforts to implement a lawful substitute for the arrangement provided for in this Amendment, which is fair and equitable to each of the parties and which provides a life insurance benefit substantially equivalent to the Insurance Entitlement.

        12.    Unlawfulness; Miscellaneous.    To the extent that the arrangement provided for in this Amendment is determined by the Company, a court of law or any regulatory agency to be unlawful, this Amendment and the Split Dollar Agreements shall terminate and the parties agree to use reasonable efforts to implement a lawful substitute for this arrangement, which is fair and equitable to each of the parties and which provides a life insurance benefit substantially equivalent to the Insurance Entitlement. This Amendment may be executed in counterparts, each of which will be deemed an original, but all of which will together constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties have executed this Amendment to the Employment Agreement as of the date and year first above written.

CENDANT CORPORATION
By:	/s/ TERRY CONLEY

Name:	Terry Conley
Title:	Executive Vice President Human Resources
HENRY R. SILVERMAN /s/ HENRY R. SILVERMAN

HENRY R. SILVERMAN 1999 INSURANCE TRUST
By:	/s/ TRUSTEE

Title:	Trustee
HENRY R. SILVERMAN 2000 INSURANCE TRUST
By:	/s/ TRUSTEE

Title:	Trustee

Exhibit A1

ENDORSEMENT
and
BENEFICIARY DESIGNATION
[Name of Life Insurance Company]
Policy No.

        The death proceeds of the above policy shall be payable, in a lump sum, to CENDANT CORPORATION ("Cendant"), a Delaware corporation, with offices located at 9 West 57th Street, New York, New York 10019, the owner of such policy, to the extent of its interest under the Restated and Amended Split Dollar Agreement dated as of July 28, 2003 between MARTIN L. EDELMAN, as Trustee of the HENRY R. SILVERMAN [1999/2000] INSURANCE TRUST (the "Trust"), under agreement dated as of [August 10, 1999/August 23, 2000], with offices located at 75 East 55th Street, New York, New York 10022, and Cendant, a copy of which Agreement is annexed hereto. The balance of the death proceeds shall be payable, in a lump sum, to the Trust.

CENDANT CORPORATION
Dated: July , 2003	By:
Name: Title:

Exhibit A2

ENDORSEMENT
AND
BENEFICIARY DESIGNATION
[Name of Life Insurance Company]
Policy No.

        The death proceeds of the above policy shall be payable, in a lump sum, to MARTIN L. EDELMAN, or to any successor to him, as Trustee of the HENRY R. SILVERMAN [1999/2000] INSURANCE TRUST (the "Trust"), under agreement dated as of [August 10, 1999/August 23, 2000], with offices located at 75 East 55th Street, New York, New York 10022, to the extent an interest in such policy has been endorsed to the Trust pursuant to the Restated and Amended Split Dollar Agreement dated as of July 28, 2003 between the Trust and the owner of such policy, CENDANT CORPORATION ("Cendant"), a Delaware corporation, with offices located at 9 West 57th Street, New York, New York 10019, a copy of which Agreement is annexed hereto. The balance of the death proceeds shall be payable, in a lump sum, to Cendant.

CENDANT CORPORATION
Dated: July , 2003	By:
Name: Title:

Exhibit B

Calendar Year	Required Premium Payments— Pre-Purchase Election(1)
2003	4,566,909
2004	3,908,909
2005	3,775,909
2006	4,221,909
2007	3,564,000
2008	584,988
2009	584,988
2010	584,988
2011	584,988
2012	584,988
2013	584,988
2014	584,988
2015	584,988
2016	584,988
2017	584,988
2018	584,988
2019	584,988
2020	584,988
2021	584,988
2022	584,988

        *****end of required Company contributions*****

(1)
The Company's obligation to make these Required Premium Payments shall cease with respect to any New Policy for which a Purchase Election is made. The Required Premium Payments represent premiums in respect of three separate New Policies, and in the event that a Purchase Election is made in respect of one or more but less than all such New Policies, then the Required Premium Payments shall be reduced based upon the premium cost applicable to the New Policy or New Policies in respect of which such Purchase Election is made. For purposes of calculating any such reduction to the Required Premium Payments, the premiums applicable to each such New Policy are set forth on Exhibit B1 hereto.

Exhibit B1

Required Premium Payments—Pre-Purchase Election

Calendar Year	American General	Pacific Life	Mass Mutual	Total Premiums
2003	2,154,322	1,896,384	516,203	4,566,909
2004	1,822,805	1,703,918	382,186	3,908,909
2005	1,757,254	1,665,431	353,224	3,775,909
2006	1,960,125	1,888,041	373,743	4,221,909
2007	2,750,000	500,000	314,000	3,564,000
2008	270,988	0	314,000	584,988
2009	270,988	0	314,000	584,988
2010	270,988	0	314,000	584,988
2011	270,988	0	314,000	584,988
2012	270,988	0	314,000	584,988
2013	270,988	0	314,000	584,988
2014	270,988	0	314,000	584,988
2015	270,988	0	314,000	584,988
2016	270,988	0	314,000	584,988
2017	270,988	0	314,000	584,988
2018	270,988	0	314,000	584,988
2019	270,988	0	314,000	584,988
2020	270,988	0	314,000	584,988
2021	270,988	0	314,000	584,988
2022	270,988	0	314,000	584,988
*****end of required Company contributions*****

Exhibit C2

Calendar Year	Annual Cash Bonus Program—Post-Purchase Election
2003	*
2004	*
2005	*
2006	*
2007	814,000
2008	584,988
2009	584,988
2010	584,988
2011	584,988
2012	584,988
2013	584,988
2014	584,988
2015	584,988
2016	584,988
2017	584,988
2018	584,988
2019	584,988
2020	584,988
2021	584,988
2022	584,988

        *****end of Annual Cash Bonus Program*****

2
This Exhibit C is not effective until following the exercise of a Purchase Election. Exhibit assumes for illustrative purposes than an exercise of a Purchase Election for each New Policy occurs in 2006. The Annual Bonus Program represents bonuses paid in respect of premiums under three separate New Policies, and in the event that a Purchase Election is made in respect of one or more but less than all such New Policies, then the Cash Bonus Payment shall be reduced based upon the premium cost applicable to the New Policy or New Policies in respect of which such Purchase Election has not been made. For purposes of calculating any such reduction to the Cash Bonus Payment, the premiums applicable to each such New Policy are set forth on Exhibit B1 hereto.

QuickLinks

  Exhibit 10.8
FIRST AMENDMENT TO AMENDED AND EXTENDED EMPLOYMENT AGREEMENT
  Exhibit A1
ENDORSEMENT and BENEFICIARY DESIGNATION [Name of Life Insurance Company] Policy No.
  Exhibit A2
ENDORSEMENT AND BENEFICIARY DESIGNATION [Name of Life Insurance Company] Policy No.
  Exhibit B
  Exhibit B1
Required Premium Payments—Pre-Purchase Election
  Exhibit C2